                                                                Exhibit 99.2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OVERVIEW

Nature of Operations

         Solutia Europe S.A./N.V. ("SESA") is a wholly-owned subsidiary of Solutia Inc. ("Solutia"). SESA and its subsidiaries make and sell a variety of high-performance chemical-based materials. SESA is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; and resale of high performance polymers and fibers for Solutia's Integrated Nylon segment.

Solutia's Bankruptcy Proceedings

         On December 17, 2003, Solutia and its 14 U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The cases were consolidated for the purpose of joint administration and were assigned case number 03-17949 (PCB). Solutia's subsidiaries outside the United States, including SESA, were not included in the Chapter 11 filing.

         The filing was made to restructure Solutia's balance sheet by reducing indebtedness to appropriate levels, to streamline operations and reduce costs to allow Solutia to emerge from Chapter 11 as a viable going concern, and to obtain relief from the negative financial impact of legacy liabilities. These factors, combined with the weakened state of the chemical manufacturing sector, general economic conditions and continuing high, volatile energy and crude oil costs, have been an obstacle to Solutia's financial stability and success. While Solutia believes it will be able to achieve these objectives through the bankruptcy process, there can be no certainty that it will be successful in doing so.

         In order to exit Chapter 11 successfully, Solutia must propose and obtain confirmation by the bankruptcy court of a plan of reorganization that satisfies the requirements of the U.S. Bankruptcy Code. Although Solutia expects to file a plan of reorganization that provides for Solutia's emergence from bankruptcy as a going concern, there can be no assurance that a plan of reorganization will be confirmed by the bankruptcy court or that any such plan will be implemented successfully.

Basis of Presentation

         The accompanying unaudited consolidated financial statements include consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and consolidated and consolidating statements of cash flows for SESA and its subsidiaries, each as of and for the three and nine months ended September 30, 2004 and September 30, 2003, respectively. All significant intercompany transactions and balances have been eliminated in consolidation. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements and notes to consolidated financial statements included in the Solutia 2003 Annual Report on Form 10-K, filed with the SEC on March 15, 2004, and Amendment No. 1 to Form 10-K included in Solutia's Form 10-K/A, filed with the SEC on March 18, 2004.

         The unaudited consolidated financial statements included in Exhibit
99.1 to this Form 8-K have been prepared in accordance with accounting principles generally accepted in the United States of America and are presented in U.S. dollars. In addition, the unaudited consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the interim periods reported. Such adjustments are of a normal, recurring nature. The results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full year.


SUMMARY OF SIGNIFICANT THIRD QUARTER 2004 EVENTS

         On November 9, 2004, Amendment No. 1 to the Fiscal Agency Agreement and Terms and Conditions of SESA's (euro) 200 million, 10% Euro Notes ("Euronotes"), due in 2008 was completed and among other items authorized the potential sale of SESA's pharmaceutical services business. The amendment requires SESA to use 95% of the net cash proceeds from the sale to redeem a portion of the Euronotes.

RESULTS OF OPERATIONS--THIRD QUARTER 2004 COMPARED WITH THIRD QUARTER 2003

Net Sales and Earnings Before Interest Expense and Income Taxes (EBIT)

  -----------------------------------------------------------------------------
                                                         THREE MONTHS ENDED
                                                         ------------------
                                                            SEPTEMBER 30,
                                                            -------------
  (dollars in millions)                                    2004         2003
                                                           ----         ----

  Net Sales............................................    $113         $ 93
                                                           ====         ====

  EBIT.................................................    $ 14         $ 10
                                                           ====         ====
      Gain included in EBIT............................    $  1         $ --
                                                           ====         ====

  -----------------------------------------------------------------------------

         The $20 million, or 22 percent, increase in net sales as compared to the third quarter 2003 resulted primarily from higher sales volumes of approximately 16 percent and favorable currency exchange rate fluctuations of approximately 9 percent, partially offset by lower average selling prices of approximately 3 percent. Higher volumes were experienced in SAFLEX(R) and VANCEVA(TM) plastic interlayer products, pharmaceutical services, and in resale of products for Solutia's Integrated Nylon segment. The favorable currency impact on net sales was a result of the strengthening euro in relation to the U.S. dollar in comparison to the third quarter 2003. Lower average selling prices were experienced primarily in the SAFLEX(R) plastic interlayer products in comparison to third quarter 2003 resulting principally from the completion of new sales contracts in the fourth quarter 2003.

         The $4 million, or 40 percent, increase in EBIT in comparison to the third quarter 2003 resulted primarily from higher net sales and favorable manufacturing variances resulting from cost containment activities and increased capacity utilization, partially offset by higher raw material costs. In addition, EBIT in the third quarter 2004 included a $1 million gain from the favorable settlement of reserves established in 2003 related to the closure of non-strategic facilities in the pharmaceutical services business.

Interest Expense

  -----------------------------------------------------------------------------
                                                         THREE MONTHS ENDED
                                                         ------------------
                                                            SEPTEMBER 30,
                                                            -------------
  (dollars in millions)                                    2004         2003
                                                           ----         ----

  Interest Expense.....................................     $ 6          $ 5
                                                            ===          ===

  -----------------------------------------------------------------------------

         The $1 million, or 20 percent, increase in interest expense as compared to the third quarter 2003 resulted principally from the increased interest rate on SESA's Euronotes from 6.25% to 10.00% that occurred as part of its refinancing in the first quarter of 2004. Interest expense also increased as a result of the strengthening euro in relation to the U.S. dollar in comparison to the third quarter 2003. Partially offsetting this increase was the elimination of interest expense on SESA's approximate $150 million, 5% convertible note with Solutia that was converted from debt to equity in May 2004.


RESULTS OF OPERATIONS--NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2003

Net Sales and EBIT

  -----------------------------------------------------------------------------
                                                         NINE MONTHS ENDED
                                                         -----------------
                                                            SEPTEMBER 30,
                                                            -------------
  (dollars in millions)                                  2004         2003
                                                         ----         ----

  Net Sales..............................................$341         $293
                                                         ====         ====

  EBIT...................................................$ 25         $ 27
                                                         ====         ====
      Charges included in EBIT...........................$(15)        $ --
                                                         ====         ====

  -----------------------------------------------------------------------------

         The $48 million, or 16 percent, increase in net sales as compared to the nine months ended September 30, 2003 resulted primarily from favorable currency exchange rate fluctuations of approximately 10 percent and higher sales volumes of approximately 8 percent, partially offset by lower average selling prices of approximately 2 percent. The favorable currency impact on net sales was a result of the strengthening euro in relation to the U.S. dollar in comparison to the nine months ended September 30, 2003. Higher volumes were experienced in SAFLEX(R) and VANCEVA(TM) plastic interlayer products, pharmaceutical services, and in resale of products for Solutia's Integrated Nylon segment. Lower average selling prices were experienced primarily in the SAFLEX(R) plastic interlayer products in comparison to nine months ended September 30, 2003 resulting principally from the completion of new sales contracts in the fourth quarter 2003.

         The $2 million, or 7 percent, decrease in EBIT in comparison to the third quarter 2003 resulted principally from charges of $15 million in 2004. After consideration of these charges, EBIT in 2004 increased in comparison to 2003 principally resulting from higher net sales and favorable manufacturing variances resulting from cost containment activities and increased capacity utilization, partially offset by higher raw material costs. The $15 million of net charges included in EBIT in the nine months ended September 30, 2004 included a $15 million charge due to the modification of SESA's Euronotes in January 2004; severance and retraining costs of $1 million from headcount reductions; and a $1 million gain from the favorable settlement of reserves established in 2003 related to the closure of non-strategic facilities in the pharmaceutical services business. EBIT in the nine months ended September 30, 2003 included a gain of $4 million involving the recovery of receivables, established prior to 1997, which had previously been written off; severance and retraining costs of $3 million from headcount reductions; and restructuring charges of $1 million involving principally lease termination costs.

Interest Expense

  ----------------------------------------------------------------------------
                                                        NINE MONTHS ENDED
                                                        -----------------
                                                          SEPTEMBER 30,
                                                          -------------

  (dollars in millions)                                 2004         2003
                                                        ----         ----

  Interest Expense..................................... $ 21         $ 16
                                                        ====         ====

  ----------------------------------------------------------------------------

         The $5 million, or 31 percent, increase in interest expense as compared to the nine months ended September 30, 2003 resulted principally from the increased interest rate on SESA's Euronotes from 6.25% to 10.00% that occurred as part of its refinancing in the first quarter 2004. Interest expense also increased as a result of the strengthening euro in relation to the U.S. dollar in comparison to the nine months ended September 30, 2003. Partially offsetting this increase was the elimination of interest expense on SESA's approximate $150 million, 5% convertible note with Solutia that was converted from debt to equity in May 2004.

FINANCIAL CONDITION AND LIQUIDITY

         Total debt of $259 million as of September 30, 2004 decreased by $115 million as compared to $374 million as of September 30, 2003. This decrease was principally a result of the conversion from debt to equity of a convertible note from Solutia Inc. to SESA in 2004 that had an outstanding balance of $142 million as of September 30, 2003. Partially offsetting this decrease was a $15 million increase due to favorable currency exchange rate fluctuations resulting from the strengthening euro in relation to the U.S. dollar and a net $13 million increase as of September 30, 2004 in the Euronotes due to the January 2004 modification.

         SESA's working capital decreased by $33 million to $68 million at September 30, 2004, compared to $101 million at September 30, 2003. The decrease in the working capital position primarily resulted from lower cash on hand as of September 30, 2004 principally due to the timing of net intercompany lending to Solutia entities outside of the consolidated SESA entity.

         SESA had shareholders' equity of $181 million at September 30, 2004 compared to $113 million at September 30, 2003. The $68 million increase in shareholders' equity principally resulted from the conversion from debt to equity of a convertible note from Solutia Inc. to SESA of $154 million at the time of conversion in May 2004, inclusive of related accrued interest, and a $10 million increase due to favorable currency exchange rate fluctuations resulting from the strengthening euro in relation to the U.S. dollar, partially offset by the $94 million cumulative loss recorded from September 30, 2003 to September 30, 2004. This cumulative loss was primarily a result of the $96 million of asset impairments recorded in the pharmaceutical services business in the fourth quarter 2003.

         At September 30, 2004 and 2003, SESA's liquidity was in the form of cash in the amount of $19 million and $63 million, respectively. The decline in cash principally resulted from the timing of net intercompany lending to Solutia entities outside of the consolidated SESA entity.